Exhibit 5.2

May 15, 2012

The Securities and Exchange Commission

Re: F-9 Registration Statement of Suncor Energy Inc. (the "Corporation")

Dear Sirs/Mesdames:

We hereby consent to references to our firm name on the face page of the registration statement on Form F-9 dated May 15, 2012 (the "Registration Statement") filed by the Corporation under the Securities Act of 1933, as amended (the "Act") and under the headings "Legal Matters," "Enforceability of Civil Liabilities" and "Interest of Experts" in the prospectus of the Corporation that forms a part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the rules thereunder.

Yours truly,

/s/ BLAKE, CASSELS & GRAYDON LLP Blake, Cassels & Graydon LLP